Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                              Years Ended
                                              December 31,
BASIC:                                      2005        2004
Weighted Average Common Shares
  Outstanding                            2,979,190    2,979,190

Net Income                             $ 1,972,000  $ 1,333,000

Basic Net Income
  Per Common Share:
Net Income Per Share                       $  .66      $  .45

DILUTED:
Weighted Average Common
    Shares Outstanding                   2,979,190    2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,979,190    2,979,190

Net Income                             $ 1,972,000    1,333,000


Diluted Net Income
  Per Common Share:
Net Income Per Share                      $  .66       $  .45